Exhibit 10.1

Execution Version

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the "Agreement") is entered into as of October 26, 2018 by and between Harvest Oil & Gas Corp., a Delaware corporation (hereafter the "Company") and Ryan Stash ("Employee"). The Company and Employee are referred to herein individually as a "Party" and together as the "Parties."

RECITALS

WHEREAS, the Company desires, for its success, to have the benefit of services of experienced management personnel like Employee and thus believes it is in the best interest of the Company and its owners that Employee be reasonably secure in his employment and position with the Company so that Employee can exercise independent judgment regarding the best interests of the Company and its owners without distraction by uncertainties or risks regarding Employee's employment with the Company that would be created by the possibility of Employee's termination by the Company without Cause (as defined below) (other than due to death or disability (as such term is defined under Section 22(e)(3) of the Code) during the term of this Agreement;

WHEREAS, the Company believes it is in its best interests to provide Employee with certain severance benefits in the event Employee's employment with the Company and any of its Affiliates (as defined below) is terminated without Cause by the Company (other than due to death or disability), in order to induce Employee to provide employment services as described in this Agreement, and Employee desires to provide employment services as described herein;

WHEREAS, Employee agrees that the severance benefits referenced in this Agreement constitute a meaningful incentive for Employee to be reasonably secure regarding Employee's continued employment with the Company throughout the Employment Period (as defined below); and

WHEREAS, the Company hereby agrees to employ Employee effective as of the Effective Date (as defined below), and Employee hereby accepts such employment, on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual promises set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1.           Definitions. In addition to the terms defined in the text of this Agreement, for all purposes of this Agreement, the following terms shall have the meanings ascribed thereto in this Section 1:

(a)          "Affiliate" of any specified Person means any other Person controlling, controlled by or under common control with such specified Person, where "control" means the possession, directly or indirectly, of the power to direct the management and policies of such specified Person whether through the ownership of voting securities, by contract or otherwise.

(b)          "Base Salary" means Employee's annual base salary, as specified in Section 3(a). For purposes of calculating the Severance Payment described in Section 4(b), "Base Salary" shall mean Employee's then current Base Salary in effect as of the Employment Termination Date (or, if Employee's Base Salary was reduced within ninety (90) days prior to the Employment Termination Date without Employee's written consent, Employee's annual Base Salary as in effect immediately prior to the date of such reduction).

(c)          "Board" means the then-current Board of Directors of the Company.

(d)          "Business Day" means any Monday through Friday, excluding any such day on which banks are authorized to be closed in Texas.

(e)          "Cause" means any of the following: (1) Employee's conviction by a court of competent jurisdiction as to which no further appeal can be taken of a felony or entering the plea of guilty or nolo contendere to any such felony by Employee; (2) the commission by Employee of a demonstrable act of fraud, or a misappropriation of material funds or property, of or upon the Company or any of its Affiliates; (3) the engagement by Employee, without the prior written approval of the Board or the Compensation Committee, in any material activity which directly competes with the business of the Company or any of its Affiliates, or which would directly result in a material injury to the business or reputation of the Company or any of its Affiliates; or (4) the repeated nonperformance of Employee's duties to the Company or any of its Affiliates (other than by reason of Employee's illness or incapacity) that continues after Notice (defined below) from the Board or the Compensation Committee to Employee of such nonperformance (which Notice specifically identifies the manner and sets forth specific facts, circumstances and examples of which the Board or Compensation Committee believes that Employee has not substantially performed duties hereunder) and Employee's continued failure to remedy such nonperformance.

(f)          "Code" means the Internal Revenue Code of 1986, as amended.

(g)          "Compensation Committee" means the Compensation Committee of the Board.

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(h)          "Confidential Information" means information (whether or not recorded in documentary form, or stored on any magnetic or optical disk or memory) relating to the business, products, affairs and finances of the Company or any of its Affiliates for the time being confidential to the Company or any of its Affiliates, and trade secrets including, without limitation, technical data and know-how relating to the business of the Company or any of its Affiliates or any of their business contacts, including in particular (by way of illustration only and without limitation): (1) information relating to the business of exploring, acquiring, developing, exploiting and disposing of oil and natural gas resources (regardless of when conceived, made, developed or acquired); (2) information relating to the business or prospective business, current or projected plans or internal affairs of the Company or any of its Affiliates; (3) information relating to the current or prospective marketing or sales of any products or services of the Company or any of its Affiliates, including non-public lists of customers' and suppliers' names, addresses and contacts; sales targets and statistics; market share and pricing information; marketing surveys; research and reports; non-public advertising and promotional material; strategies; and financial and sales data; (4) information relating to any actual or prospective business strategies of the Company or any of its Affiliates; (5) information relating to any actual acquisitions, investments or corporate opportunities or prospective acquisition, investment targets or corporate opportunity; (6) know-how, trade secrets, unpublished information relating to the Company or any of its Affiliates' intellectual property or to the creation, production or supply of any products or services of the Company or any of its Affiliates; (7) information to which the Company or any of its Affiliates owes an obligation of confidence to a third party (including, without limitation, customers, clients, suppliers, partners, investors, joint venturers and professional advisors of the Company or any of its Affiliates); and (8) other commercial, financial or technical information relating to the business or prospective business of the Company or any of its Affiliates, or to any past, current or prospective client, customer, investor, supplier, licensee, officer or employee, agent of the Company or any of its Affiliates, or any Person interested in the share capital or assets of the Company or any of its Affiliates, and any other Person to whom the Company or any of its Affiliates may provide or from whom they may receive information (whether marked confidential or not).

(i)          "Employment Period" means from the beginning of the Initial Term (as defined below) of employment (and any extension thereof) through Employee's Employment Termination Date, subject to the provisions of Section 2(a).

(j)          "Employment Termination Date" means the date that Employee's employment with the Company, and all of its Affiliates, if applicable, terminates for whatever reason. Notwithstanding anything contained herein to the contrary, the date on which such a Separation from Service (as defined below) occurs shall be the "Employment Termination Date" with respect to any payment of deferred compensation hereunder that is subject to, and not exempt under, Code Section 409A.

(k)          "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time.

(l)          "Good Reason" means the occurrence of any of the following events (without Employee's express written consent) (1) a reduction of Employee's Base Salary; (2) a material reduction in Employee's authority, duties or responsibilities of employment, provided that the sale of any portion of the Company’s assets, which results in the Company reducing in size, shall not constitute Good Reason under this clause (2); (3) Employee's primary place of employment is moved to a location greater than fifty (50) miles away from its then current location; or (4) any other action or inaction that constitutes a material breach by the Company of the Agreement.

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In the case of Employee's allegation of a Good Reason event, (i) Employee shall provide Notice to the Board or Compensation Committee of the event alleged to constitute Good Reason within sixty (60) days of Employee's knowledge of such event, and (ii) the Company shall have the opportunity to remedy the alleged Good Reason event within thirty (30) days from receipt of Notice of such allegation (the "Cure Period"). If the Company does not cure the circumstance giving rise to Good Reason prior to the end of the Cure Period, the Employment Termination Date must occur within thirty (30) days following the end of the Cure Period in order for such termination to be considered a termination for Good Reason.

(m)          "Notice" means a written communication complying with Section 23 of the Agreement ("notify" has the correlative meaning).

(n)          "Notice of Termination" means a written Notice which (1) indicates the specific termination provision in the Agreement that is being relied upon, (2) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for the termination of Employee's employment under the provision so indicated, and (3) if the Employment Termination Date is other than the date of receipt of such Notice, specifies the Employment Termination Date (which date, in the case of a termination by Employee without Good Reason, shall be at least forty-five (45) days after the giving of such Notice). Any termination of Employee's employment whether by the Company or by Employee (other than due to death or disability), shall be communicated by Notice of Termination to the other Party.

(o)          "Person" means any individual, firm, corporation, partnership, limited liability company, trust, or other entity, including any successor (by merger or otherwise) of such person or entity.

(p)          "Qualifying Termination" means Employee's Separation from Service during the Employment Period due to (1) a termination of Employee's employment by Employee for Good Reason; (2) a termination of Employee's employment by the Company without Cause; or (3) a non-renewal of this Agreement by the Company under Section 2(a). For purposes of clarity, a termination of Employee's employment due to Employee's death or disability shall not be considered a "Qualifying Termination."

(q)          "Separation from Service" means a termination of all services provided by Employee to the Company and its Affiliates, whether voluntarily or involuntarily, as determined by the Company in accordance with the requirements of Code Section 409A.

(r)          "Specified Employee" means a "specified employee," as such term is defined under Code Section 409A.

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2.           Employment.

(a)          Employment Period. Subject to the third sentence of this Section 2(a), Employee's initial term of employment with the Company under this Agreement shall be for the period commencing on October 29, 2018 (the “Effective Date”) and ending on December 31, 2019 (the "Initial Term"). Thereafter, Employee's term of employment shall be automatically extended repetitively for an additional one (1) year period on January 1, 2019, and each one (1)-year anniversary thereof, unless Notice of Termination (pursuant to Sections 1(n) and 5) is given by either the Company or Employee to the other Party at least sixty (60) days prior to the end of the Initial Term or any one-year extension thereof, as applicable, that the Agreement will not be renewed for a successive one-year period after the end of the Initial Term or the current one-year period, as applicable. Additionally, the Company and Employee shall each have the right to give Notice of Termination to terminate Employee's employment and this Agreement (including during the Initial Term and any extension thereof) subject, however, to the terms and conditions of this Agreement, including with respect to the rights and duties of the Parties following the Employment Termination Date; provided, however, that the Parties agree that in the event of the death or disability of Employee, the Company will not be required to provide Notice of Termination to terminate Employee's employment and this Agreement and Employee's employment and the Agreement will automatically terminate upon Employee's death or disability.

(b)          Employment. Effective as of the Effective Date and continuing during the Employment Period, Employee's employment by the Company shall be subject to the terms and conditions of this Agreement.

(c)          Position. As of the Effective Date and during the Employment Period, Employee will serve as Vice President and Chief Financial Officer of the Company.

(d)          Duties and Services. During the Employment Period, Employee agrees to serve in the position(s) referred to in Section 2(c) of this Agreement and to perform the duties and services appertaining to such offices, as well as such additional duties and services appropriate to such offices upon which the Parties mutually may agree from time to time. Employee's employment shall also be subject to the policies maintained and established by the Company from time to time, as the same may be amended or otherwise modified.

Employee shall at all times use his best efforts to in good faith comply with United States and foreign laws applicable to Employee's actions on behalf of the Company and its Affiliates. Employee understands and agrees that he may be required to travel extensively at times for purposes of the Company's business.

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(e)          Other Interests. Employee agrees that, during the Employment Period, he will devote substantially all his business time to the business and affairs of the Company and its Affiliates. The foregoing notwithstanding, the Parties recognize and agree that Employee may engage in passive personal investments (such as real estate investments and rental properties) and other civic and charitable activities (such as continued service on non-profit and/or educational boards) that do not materially conflict with the business and affairs of the Company or materially interfere with Employee's performance of his duties hereunder; provided, however, Employee agrees that if the Compensation Committee determines in good faith that continued service with one or more civic or charitable entities is inconsistent with Employee's duties hereunder and gives written notice to Employee, he will promptly resign from each such position.

3.           Compensation and Benefits.

(a)          Base Salary. During the Employment Period, Employee shall receive a minimum annual base salary of $250,000, which shall be prorated for any period of less than 12 months. The Company shall review Employee's Base Salary on an annual basis and may, in its sole discretion, increase (but not decrease) the Base Salary, and thereafter references in this Agreement to "Base Salary" shall refer to annual Base Salary as adjusted. The Base Salary shall be paid in equal installments in accordance with the Company's standard policy regarding payment of compensation to executives, but no less frequently than monthly.

(b)          Annual Bonus. During the Employment Period, Employee shall be eligible to receive an annual discretionary bonus (the “Annual Bonus”) under the Company’s annual bonus program as may be in effect from time to time. For fiscal year 2018, Employee shall be entitled to receive a guaranteed prorated Annual Bonus equal to $150,000, determined based on a fraction, the numerator being the number of days during the period commencing on the Effective Date through December 31, 2018, and the denominator being 365. Commencing in fiscal year 2019, Employee shall be eligible to receive an Annual Bonus based on a target bonus opportunity equal to between $100,000 and $200,000 upon the attainment of one or more pre-established goals established by the Board or the Compensation Committee in its sole discretion. Employee must be employed on the date of that any Annual Bonus is paid in order to earn such Annual Bonus.

(c)          Incentive Equity. On or as soon as reasonably practicable following the Effective Date, Executive shall be granted a total of 48,000 restricted stock units (“RSUs”), subject to the terms and conditions of an award agreement to be entered into (the “RSU Agreement”) and the Company's 2018 Omnibus Incentive Plan. 30,000 RSUs will time vest in equal annual installments of 1/3 on each of June 5, 2019, June 5, 2020 and June 5, 2021, which will be designated as the time vesting RSUs and the remaining 18,000 RSUs will vest upon the closing of each applicable asset sale which will be designated as the performance vesting RSUs as set forth in the RSU Agreement.

(d)          Reimbursement of Business Expenses. During the Employment Period, subject to the Company's standard policies and procedures with respect to expense reimbursement as applied to its executives generally, the Company shall reimburse Employee for, or pay on behalf of Employee, the reasonable and appropriate expenses incurred by Employee for business related purposes, including reasonable and customary dues and fees to industry and professional organizations and costs of entertainment and business development.

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(e)          Employee and Executive Benefits Generally. During the Employment Period, Employee shall be eligible to participate in any employee benefit plan that the Company has adopted or may adopt, maintain or contribute to for the benefit of its employees generally, subject to satisfying the applicable eligibility requirements, except to the extent such plans are duplicative of the benefits otherwise provided hereunder. Employee’s participation will be subject to the terms of the applicable plan documents and generally applicable Company policies. Nothing herein shall be construed to prevent the Company (or other plan sponsor of any plan) from amending or terminating any such plan or benefit at any time during the Employment Period, in its discretion, subject to the terms and conditions of the plan or benefit, as applicable. Notwithstanding the foregoing, the Company may amend or terminate any such plan or benefit at any time, subject to the terms and conditions of the plan or benefit, as applicable,.

(f)          Paid Time Off. During the Employment Period, Employee shall be entitled initially to 30 days of paid time off ("PTO") per calendar year, as accrued in accordance with the Company's PTO policy as in effect from time to time.

4.           Rights and Payments Upon Termination. Employee's right to compensation and benefits for periods after the Employment Termination Date shall be determined in accordance with this Section 4, as follows:

(a)          Minimum Payments. Employee shall be entitled to the following minimum payments under this Section 4(a), in addition to any other payments or benefits to which he is entitled to receive under the terms of this Agreement or any employee benefit plan or program:

(1)         Employee's accrued and unpaid Base Salary through the Employment Termination Date;

(2)         Employee's accrued and unused PTO through the Employment Termination Date (subject to the terms and conditions of the PTO policy); and

(3)         reimbursement of Employee's reasonable business expenses that were incurred but unpaid as of the Employment Termination Date.

Such salary and accrued vacation days shall be paid to Employee within the next applicable pay period following the Employment Termination Date in a cash lump sum less all required payroll taxes and any other appropriate withholdings and deductions. Business expenses shall be reimbursed in accordance with the Company's normal policy and procedures.

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(b)          Severance Payment. Subject to the other provisions of this Agreement, if Employee incurs a Qualifying Termination and timely executes and returns to the Company (and does not revoke) a release of claims in the form provided to Employee by the Company for such purpose at the time of Employee's Qualifying Termination (the "Release"), as provided for in Section 15 of this Agreement,

(1)         the Company shall pay Employee a lump sum cash payment equal to one (1) times the sum of Employee's Base Salary, less all required payroll taxes and any other appropriate withholdings and deductions, on the first payroll date immediately following the date that the Release becomes effective. In the event that the period for signing, returning and revoking the Release spans two (2) tax years, the payment will be paid in the second taxable year; and

(2)         the Company shall, or shall use commercially reasonable efforts to cause the sponsor of the group health plan in which Employee participates to, maintain continued group health plan coverage following the Employment Termination Date under all group health plans in which Employee participates as of the Employment Termination Date that are subject to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (as codified in Code Section 4980B and Part 6 of Subtitle B of Title I of ERISA) ("COBRA") for Employee and Employee's eligible spouse and dependents for the maximum period for which such qualified beneficiaries are eligible to receive any such COBRA coverage in accordance with applicable law. However, Employee (and Employee's spouse and dependents) shall not be required to pay more for such COBRA coverage than is charged by the Company to its officers who are then in active service for the Company and receiving coverage under such plan (or, if there are no officers in active service participating in such plan during which COBRA coverage is provided under this Section 4(b)((2), then Employee shall not be required to pay more for such COBRA coverage than the monthly premium rate as in effect as of the Employment Termination Date) and, therefore, the Company shall be responsible for the difference between the amount charged hereunder and the full COBRA premiums; provided that if COBRA coverage ceases during the period in which it is to be provided under this Section 4(b)(2) due to the Company liquidating and no such plan being in existence (the "Liquidating Event"), the Company shall pay to Employee an amount equal to the product of (x) the Company's portion of the monthly premium rate in effect as of the Employment Termination Date and (y) the number of full or partial months remaining in the eighteen (18) month period after the Employment Termination Date following the occurrence of a Liquidating Event, payable in a lump sum within sixty (60) days following the occurrence of a Liquidating Event. In all other respects, Employee (and Employee's spouse and dependents) shall be treated the same as other COBRA qualified beneficiaries under the terms of such plans and the provisions of COBRA. In the event of any change to a group health plan following the Employment Termination Date, Employee and Employee's spouse and dependents, as applicable, shall be treated consistently with the then-current officers of the Company with respect to the terms and conditions of coverage and other substantive provisions of the plan. Following the Employment Termination Date, Employee and Employee's spouse hereby agree to acquire and maintain any and all coverage that either or both of them are entitled to at any time during their lives under the Medicare program or any similar program of the United States or any agency thereof. Employee and Employee's spouse further agree to pay any required premiums for Medicare coverage from their personal funds.

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(c)          Limitation on Severance Payment. For purposes of clarity, in the event of (i) resignation or other voluntary termination of Employee's employment by Employee without Good Reason, (ii) termination of Employee's employment by the Company for Cause, (iii) non-renewal of this Agreement by Employee under Section 2(a), or (iv) termination of Employee's employment due to Employee's death or disability, the Company shall have no obligation to provide the Severance Payment described in Section 4(b), except, solely with respect to any plan sponsored by the Company, to offer COBRA coverage (to the extent required by COBRA) but not at the discounted rate described in Section 4(b)(2). Employee shall still be entitled to receive the minimum payments provided under Section 4(a).

5.           Notice of Termination. If the Company or Employee desires to terminate Employee's employment hereunder at any time during, as of, or prior to, expiration of the Employment Period, such Party shall do so by giving written Notice of Termination to the other Party, provided that no such action shall alter or amend any other provisions hereof or rights arising hereunder. No further renewals of Employee's term of employment hereunder shall occur pursuant to Section 2(a) after the giving of such Notice of Termination.

6.           No Rights as an Owner. Employee shall not have any rights as an owner of the Company or any of its Affiliates as a result of this Agreement, or as a result of any action taken (or omitted to be taken) by the Company or any of its Affiliates with respect to this Agreement.

7.           Restrictive Covenants. As an inducement to the Company to enter into this Agreement, Employee represents to, and covenants with or in favor of, the Company that Employee will comply with all of the restrictive covenants set out in Sections 8 through 12 and Section 17, as a condition to the Company's obligation to provide the Severance Payment and any other benefits to Employee under the Agreement.

8.           Trade Secrets.

(a)          Access to Trade Secrets. As of the Effective Date and on an ongoing basis, the Company agrees to give Employee access to Trade Secrets which Employee did not have access to, or knowledge of, before the Effective Date.

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(b)          Access to Specialized Training. As of the Effective Date and on an ongoing basis, the Company has provided, and agrees to provide on an ongoing basis, Employee with Specialized Training which Employee does not have access to, or knowledge of, before the Effective Date.

(c)          Agreement Not to Use or Disclose Trade Secrets. In exchange for the Company's promises to provide Employee with access to Trade Secrets and Specialized Training and the other consideration provided to Employee under this Agreement, during and following Employee's employment by the Company or an Affiliate, Employee agrees not to disclose to any Person, or publish or use for any purpose, any Trade Secrets, except as provided in Section 9(b) below, as required in the ordinary course of business of the Company or an Affiliate or as authorized by the Board or Compensation Committee.

(d)          Definitions. The following terms, when used in this Agreement, are defined below:

(1)         "Specialized Training" includes the training the Company or an Affiliate provides to Employee that is unique to its business and enhances Employee's ability to perform Employee's job duties effectively.

(2)         "Trade Secrets" means any and all information and materials (in any form or medium) that are proprietary to the Company or an Affiliate, or are treated as confidential by the Company or Affiliate as part of, or relating to, all or any portion of its or their business, including information and materials about the products and services offered, or the needs of customers served, by the Company or Affiliate; compilations of information, records and specifications, properties, processes, programs, and systems of the Company or Affiliate; research of or for the Company or Affiliate; and methods of doing business of the Company or Affiliate. Trade Secrets include, without limitation, all of the Company's or Affiliate's technical and business information, whether patentable or not, which is of a confidential, trade secret or proprietary character, and which is either developed by Employee alone, with others or by others; lists of customers; identity of customers; contract terms; bidding information and strategies; pricing methods or information; computer software; computer software methods and documentation; hardware; the Company's or Affiliate's methods of operation; the procedures, forms and techniques used in servicing accounts; and other documents, information or data that the Company requires to be maintained in confidence for the business success of the Company or any Affiliate.

9.           Confidential Information.

(a)          Confidential Information Defined. For purposes of this Section 9, the term "Company" shall include the Company and its Affiliates. During the course of Employee's employment with the Company, the Company will (1) disclose or entrust to Employee, and provide Employee with access to, Confidential Information, (2) place Employee in a position to develop business goodwill belonging to the Company, and (3) disclose or entrust to Employee business opportunities to be developed for the Company.

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(b)          Protection of Confidential Information.

(1)         Employee acknowledges that Confidential Information has been and will be developed or acquired by the Company or an Affiliate through the expenditure of substantial time, effort and money and provides the Company or an Affiliate with an advantage over competitors who do not know or use the Confidential Information. Employee further acknowledges and agrees that the nature of the Confidential Information obtained during Employee's employment would make it difficult, if not impossible, for Employee to perform in a similar capacity for a business competitive with the Company or an Affiliate without disclosing or utilizing Confidential Information.

(2)         During and following Employee's employment by the Company or an Affiliate, Employee shall hold in confidence and not directly or indirectly disclose except in the course of performance of his duties for the Company or an Affiliate, use, copy or make lists of any Confidential Information, except to the extent necessary to carry out Employee's duties on behalf of the Company or an Affiliate. Subject to Section 9(b)(4), below, if Employee receives a subpoena, document request, information request, discovery request, court order, or other legal process (collectively, "Process") that would or may require disclosure of Confidential Information, while employed by the Company or thereafter, Employee will (x) give prompt written notice to the Company, along with a copy of such Process and a copy of all documents and information in the Participant's possession, custody, or control that Employee believes is responsive; (y) reasonably cooperate with the Company (at the Company's expense) in any lawful response as the Company may reasonably request, including in connection with the Company's pursuit of an appropriate protective order; and (z) unless advised by counsel otherwise, not make any disclosure until the Company has had a full opportunity to respond to the Process, including by seeking an appropriate protective order.

(3)         This confidentiality covenant shall be in addition to, and shall not waive, limit or restrict in any way, any confidentiality provisions in any other confidentiality agreement or post-employment covenant between the Parties or otherwise.

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(4)         Notwithstanding anything herein to the contrary, in accordance with the Defend Trade Secrets Act, 18 U.S.C. § 1833(b), and other applicable law, nothing in this Agreement, the Release, or any other agreement or policy shall prevent Employee from, or expose Employee to criminal or civil liability under federal or state trade secret law for, (x) directly or indirectly sharing any trade secrets of the Company or any of its subsidiaries or affiliates or other Confidential Information (except information protected by the attorney-client or work product privilege) with an attorney or with any federal, state, or local government agencies, regulators, or officials, for the purpose of investigating or reporting a suspected violation of law, whether in response to a subpoena or otherwise, without notice to the Company, or (y) disclosing the trade secrets of the Company or any of its subsidiaries or affiliates in a filing in connection with a legal claim, provided that the filing is made under seal. Further, nothing herein shall prevent Employee from discussing or disclosing information related to Employee's general job duties or responsibilities and/or to employee compensation.

10.          Duty to Return Company Documents and Property. On or before the Employment Termination Date, Employee shall immediately return and deliver to the Company any and all papers, books, records, documents, memoranda and manuals, e-mail, electronic or magnetic recordings or data, including all copies thereof, belonging to the Company or an Affiliate or relating to their businesses, in Employee's possession, whether prepared by Employee or others. If at any time after the Employment Termination Date, Employee determines that Employee has any Trade Secrets or Confidential Information in Employee's possession or under his control, Employee shall immediately return same to the Company, including all copies thereof.

All writings, records, and other documents and things comprising, containing, describing, discussing, explaining, or evidencing any Confidential Information or Trade Secrets, and all equipment, computers, mobile phones, components, manuals, parts, keys, tools, and the like in Employee's custody, possession or under his control that have been obtained by, prepared by, or provided to, Employee by the Company or any Affiliate in the course or scope of Employee's employment with the Company (or any Affiliate) shall be the exclusive property of the Company (or such Affiliate, as applicable), shall not be copied and/or removed from the premises of the Company or any Affiliate, except in pursuit of the business of the Company or an Affiliate, and shall be delivered to the Company or an Affiliate, as applicable, without Employee retaining any copies or electronic versions, within one (1) day following the Employment Termination Date or at any other time requested by the Company.

11.          Inventions and Other Works. Any and all writings, computer software, inventions, improvements, processes, procedures and/or techniques which Employee may make, conceive, discover, or develop, either solely or jointly with any other Person, at any time during employment, whether at the request or upon the suggestion of the Company or an Affiliate or otherwise, which relate to or are useful in connection with any business now or hereafter carried on or contemplated by the Company or an Affiliate, including developments or expansions of its present fields of operations, shall be the sole and exclusive property of the Company or an Affiliate, as applicable. Employee agrees to take any and all actions necessary or appropriate so that the Company or the Affiliate can prepare and present applications for copyright or Letters Patent therefor, and secure such copyright or Letters Patent wherever possible, as well as reissue renewals, and extensions thereof, and obtain the record title to such copyright or patents. Employee shall not be entitled to any additional or special compensation or reimbursement regarding any such writings, computer software, inventions, improvements, processes, procedures and techniques.

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12.          Non-Solicitation Restriction. While employed and for a period of twelve (12) months after the Employment Termination Date, Employee will not, whether for his own account or for the account of any other Person (other than the Company or its Affiliates), intentionally solicit, endeavor to entice away from the Company or its Affiliates, or otherwise interfere with the relationship of the Company or its Affiliates with any Person who is employed by the Company or an Affiliate (including any independent consultants).

13.          Tolling. If Employee violates any of the restrictions contained in Sections 8 through 12 or Section 17, then notwithstanding any provision hereof to the contrary, the restricted period will be suspended and will not run in favor of Employee from the time of the commencement of any such violation, unless and until such time when Employee cures the violation to the reasonable satisfaction of the Board or the Compensation Committee.

14.          Reformation. If a court rules that any time period, the geographic area or any other restriction specified in any restrictive covenant in Sections 8 through 12 or Section 17 is unenforceable, then the time period will be reduced by the number of months, or the geographic area will be reduced by the elimination of such unenforceable portion, or the restriction will be otherwise modified so that the restrictions may be reasonable and fully enforced in the geographic area and for the time to the full extent permitted by law.

15.          Release Agreement. As a condition to the receipt of the Severance Payment under Section 4(b), Employee must first execute the Release and return it to the Company. The Release shall be in substantially the same form as attached hereto as Exhibit A (with any changes to such form as the Company may reasonably require, in its discretion, to reflect the circumstances relating to the termination of Employee's employment, any changes in applicable law or other legal authority, or any agreement by the Company not to require a release with respect to one or more particular or potential claims). The Company shall deliver the Release to Employee within five (5) Business Days after the Employment Termination Date. Employee must return the executed Release within the twenty-one (21) or forty-five (45) day, whichever is applicable, period following the date of his receipt of the Release, as applicable and stated in the Release. If the Release delivery, execution and non-revocation period spans two taxable years, the Severance Payment will always be made in the second taxable year. The Company shall also execute the Release, after it has been signed and returned by Employee, within three (3) Business Days after the end of the revocation period specified in the Release. No Severance Payment shall be provided by the Company unless and until the Release has been executed and delivered to the Company by Employee, has not been revoked, and is no longer subject to revocation by Employee. The Release shall not release any claim or cause of action by or on behalf of Employee for (a) any payment or other benefit that is required under this Agreement prior to the receipt of such benefit by or on behalf of Employee or (b) a breach of this Agreement by the Company.

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16.          No Additional Severance Payments. Employee acknowledges and agrees that he shall not be a participant in, and he hereby waives any right to participate in, any severance pay plan (as the same may be amended from time to time) that generally covers employees of the Company or an Affiliate such as to preclude duplicative severance pay benefits that are in addition to those provided to Employee under the terms of this Agreement and, in such event, such other severance pay benefits shall not be provided to Employee.

17.          No Disparaging Comments. Subject to Section 9(b) above, (x) Employee shall refrain from any criticisms or disparaging comments about the Company, its direct and indirect subsidiaries and its and their directors, officers and owners and (y) the Company and its direct and indirect subsidiaries and each of their directors and officers shall refrain from any criticisms or disparaging comments about Employee; provided, however, that nothing in this Agreement shall apply to or restrict in any way the communication of information to any governmental law enforcement agency by either Party that is required by compulsion of law or for internal statements in the course of performance of his duties for the Company. A violation or threatened violation of this prohibition may be enjoined by a court of competent jurisdiction. The rights under this provision are in addition to any and all rights and remedies otherwise afforded by law to the Parties.

Employee acknowledges that in executing this Agreement, he has knowingly, voluntarily, and intelligently waived any free speech, free association, free press or First Amendment to the United States Constitution (including, without limitation, any counterpart or similar provision or right under any other state constitution which may be deemed to apply) and rights to disclose, communicate, or publish disparaging information or comments concerning or related to the Company, provided, however, nothing in this Agreement shall be deemed to prevent Employee from testifying fully and truthfully in response to a subpoena from any court or from responding to an investigative inquiry from any governmental agency.

18.          Tax Withholding. The Company or its Affiliate shall withhold from any payments or benefits under this Agreement (whether or not otherwise acknowledged under this Agreement) all federal, state, local, or other taxes that it is required to withhold.

19.          Employment Status. Nothing in this Agreement provides Employee with any right to continued employment with the Company or any Affiliate, or shall interfere with the right of the Company or an Affiliate to terminate Employee's employment at any time subject to their obligations under this Agreement.

20.          Company's Successor and Assignment. In addition to any obligations imposed by law upon any successor to the Company, this Agreement shall be binding upon and inure to the benefit of the Company and any successor of the Company (whether direct or indirect, by purchase, merger, consolidation or otherwise). The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean the Company, as previously defined, and any successor by operation of law or otherwise, and any successor to the business and/or assets of the Company (as provided above) which assumes and agrees to perform this Agreement.

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21.          Employee's Successor. This Agreement is personal to Employee and shall not be assigned by Employee. Any purported assignment by Employee shall be null and void from the initial date of the purported assignment. If Employee should die after the occurrence of a Qualifying Termination event, but before any payment or other benefit to which Employee is entitled to receive under this Agreement has been fully received by Employee, all payments or other benefits which Employee would have been entitled to receive had he continued to live shall be made or provided in accordance with the terms of this Agreement to Employee's surviving lawful spouse, if any, or if not, to his estate upon receipt by the Company of proper instructions regarding the lawful representative of such estate.

22.          Restricted Assignment. Except as expressly provided in Sections 20 and 21, this Agreement, and the rights and obligations of the Parties hereunder, are personal in nature, and neither this Agreement, nor any right, benefit, or obligation of either Party hereto, shall be subject to voluntary or involuntary assignment, alienation or transfer, whether by operation of law or otherwise, without the prior written consent of the other Party. Any attempted assignment, transfer, or delegation in violation of the preceding sentence shall be void and of no force or effect.

23.          Notice. Each Notice or other communication required or permitted under this Agreement shall be in writing and transmitted or delivered by personal delivery, prepaid courier or messenger service (whether overnight or same-day), prepaid telecopy or facsimile, or prepaid certified United States mail (with return receipt requested), addressed (in any case) to the other Party at the address for that Party set forth below that Party's signature on this Agreement, or at such other address as the recipient has designated by Notice to the other Party.

Each Notice or communication so transmitted, delivered, or sent in person, by courier or messenger service, or by certified United States mail, shall be deemed given, received, and effective on the date delivered to or refused by the intended recipient (with the return receipt, or the equivalent record of the courier or messenger, being deemed conclusive evidence of delivery or refusal.) Nevertheless, if the date of delivery is after 5:00 p.m. (local time of the recipient) on a Business Day, the Notice or other communication shall be deemed given, received and effective on the next Business Day.

24.          Waiver and Amendment. No term or condition of this Agreement shall be deemed waived other than by a writing signed by the Party against whom or which enforcement of the waiver is sought. Without limiting the generality of the preceding sentence, a Party's failure to insist upon the other Party's strict compliance with any provision of this Agreement or to assert any right that a Party may have under this Agreement shall not be deemed a waiver of that provision or that right. Any written waiver shall operate only as to the specific term or condition waived under the specific circumstances, and shall not constitute a waiver of that term or condition for the future or a waiver of any other term or condition. No amendment, termination or other modification of this Agreement shall be effective unless stated in a writing signed by the Parties.

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25.          Severability and Reformation. It is the desire of the Parties hereto that this Agreement be enforced to the maximum extent permitted by law, and should any provision contained herein be held invalid or otherwise unenforceable by a court of competent jurisdiction, the Parties hereby agree that such provision shall be reformed to create a valid and enforceable provision to the maximum extent permitted by law; provided, however, if such provision cannot be reformed, it shall be deemed ineffective and deleted herefrom without affecting any other provision of this Agreement which shall remain fully enforceable. This Agreement should be construed by limiting and reducing it only to the minimum extent necessary to be enforceable under applicable law. Any such determination or reformation shall not be binding on any court or other governmental authority not otherwise bound to follow such conclusions under applicable law.

26.          Compliance with Code Section 409A. Any provisions of the Agreement that are subject to Code Section 409A and the regulations and other authority issued thereunder by the appropriate governmental entity ("Section 409A") are intended to comply with all applicable requirements of Section 409A, or an exemption from the application of Section 409A, and shall be interpreted and administered accordingly. Notwithstanding any provision of this Agreement to the contrary, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amount or benefit that constitutes "non-qualified deferred compensation" (within the meaning of Section 409A) upon or following a termination of Employee's employment unless such termination is also a Separation from Service and, for purposes of any such provision, references herein to a "termination," "termination of employment" or like terms shall mean a Separation from Service.

Notwithstanding any provision of this Agreement to the contrary, if any payment or other benefit provided herein would be subject to additional taxes and interest under Section 409A because the timing of such payment is not delayed as required by Section 409A for a Specified Employee, then if Employee is on the applicable date a Specified Employee, any such payment that Employee would otherwise be entitled to receive during the first six months following his Separation from Service shall be accumulated and paid, within ten (10) days after the date that is six months following the Employment Termination Date, or such earlier date upon which such amount can be paid under Section 409A without being subject to such additional taxes and interest such as, for example, upon Employee's death.

With respect to any amounts or benefits that are subject to Section 409A, this Agreement shall in all respects be administered in accordance with Section 409A. Each payment under this Agreement shall be treated as a separate payment for purposes of Section 409A. In no event may Employee, directly or indirectly, designate the calendar year of any payment to be made under this Agreement.

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All reimbursements and in-kind benefits provided under this Agreement that constitute non-qualified deferred compensation (within the meaning of Section 409A) shall be made or provided in accordance with the requirements of Section 409A. Within the time period permitted by Section 409A, the Company may, in consultation with Employee, modify the Agreement in the least restrictive manner necessary and without any diminution in the value of payments or other benefits to Employee hereunder, in order to avoid the imposition of accelerated tax, additional tax and/or penalties on Employee under Section 409A.

Notwithstanding the foregoing, the Company makes no representations, warranties, or guarantees regarding the tax treatment of this Agreement or the Severance Payment under Section 409A or otherwise, and has advised Employee to obtain his own tax advisor regarding the tax consequences of this Agreement.

27.          Cooperation. Employee agrees that he will reasonably cooperate (taking into account his personal and professional schedule) in any litigation, proceeding, investigation or inquiry in which the Company or any of its Affiliates may be or become involved. Employee also agrees to reasonably cooperate with any internal investigation or inquiry conducted by or on behalf of the Company or any of its Affiliates. Such cooperation shall include Employee making himself reasonably available (taking into account his personal and professional schedule), upon the request of the Company or any of its Affiliates, or its counsel, for depositions, court appearances and interviews by such counsel. The Company shall reimburse Employee for all reasonable and documented out-of-pocket expenses incurred by him in connection with such cooperation. To the extent permitted by law, Employee agrees that he will notify the Board if he is contacted by any government agency or any other Person contemplating or maintaining any claim or legal action against the Company or any of its Affiliates or by any agent or attorney of such Person. Nothing contained in this Section 27 shall preclude Employee from providing truthful testimony in response to a valid subpoena, court order, regulatory request or as may be required by law. For the avoidance of doubt, this Section 27 is subject to the terms of Section 9(b) above. Payment for expenses to be reimbursed under this Section 27 may not be made after December 31st of the year following the year in which the expense was incurred.

28.          No Duties. Except to the extent required by any unwaiveable requirement under applicable law, no employee of the Company (and none of its Affiliates) shall have any duties or liabilities, including without limitation any fiduciary duties, to Employee (or any Person claiming by and through Employee) as a result of this Agreement or any claim arising hereunder. This Agreement does not create, nor shall it be construed as creating, any principal and agent, trust, or other fiduciary duty or special relationship running from the Company to Employee.

29.          No Trust or Funding. The Company (and not any of its Affiliates) will be solely responsible for the payment of the Severance Payment hereunder. This Agreement shall at all times be entirely unfunded and no provision shall at any time be made with respect to segregating assets of the Company for payment of any Severance Payment or other benefit hereunder. This Agreement shall not create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and Employee. Neither Employee nor any other Person shall have any interest in any particular assets of the Company (or any of its Affiliates) by reason of the right to receive any payment or other benefit under this Agreement. To the extent that Employee acquires a right to receive any payment from the Company pursuant to this Agreement, such right shall be no greater than the right of any general unsecured creditor of the Company.

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30.          Controlling Law; Arbitration; Enforcement.

(a)          This Agreement shall be governed by and construed under the laws of the State of Texas.

(b)          Arbitration. Except as provided in Section 30(c) below, Employee and the Company irrevocably and unconditionally agree that any past, present, or future dispute, controversy or claim arising under or relating to this Agreement; arising under any federal, state, local, or foreign statute, regulation, law, ordinance, or the common law (including, but not limited to, any law governing discrimination, harassment, or retaliation); or arising in connection with Employee's employment or the termination thereof; involving Employee on the one hand and the Company on the other hand, including both claims brought by Employee and claims brought against Employee, shall be submitted for resolution to binding arbitration as provided herein; provided that nothing herein shall require arbitration of a claim or charge which, by law, cannot be the subject of a compulsory arbitration agreement. Any such arbitration shall be administered by the American Arbitration Association ("AAA") in Harris County, Texas. Such arbitration shall be conducted in accordance with the AAA Commercial Arbitration Rules, as modified herein; and shall be conducted by a single arbitrator, who shall be a partner at an "AmLaw 200" law firm based in Harris County, Texas with experience in employment disputes and the oil and gas industry. The arbitrator will apply Texas law, including federal statutory law as applied in Texas courts, without giving effect to any choice of law or conflict of law rules or provisions. Except as set forth in Section 30(c) below, the arbitrator, and not any federal, state, or local court or agency, shall have exclusive authority to resolve any dispute relating to the interpretation, applicability, enforceability, and/or formation of this Agreement or the Release, including, but not limited to, any dispute as to whether a particular claim is subject to arbitration hereunder and/or whether any part of this Section 30(b) is void or voidable. The arbitral award shall be in writing, state the reasons for the award, and be final and binding on the Parties. In agreeing to arbitrate such claims hereunder, Employee hereby recognizes and agrees that Employee is waiving the right to a trial in court and/or by a jury. In the event of any court proceeding to challenge or enforce an arbitrator's award, the Company and Employee consent to the exclusive jurisdiction of the United States District Court for the Southern District of Texas or a state district court of competent jurisdiction in Harris County, Texas; agree to exclusive venue in that jurisdiction; and waive any claim that such jurisdiction is an inconvenient forum.

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(c)          Enforcement. The Company and Employee agree that the covenants contained in Sections 8 through 12 and Section 17 are reasonable under the circumstances and that any breach of any of foregoing Sections would cause irreparable harm to the Company for which there is no adequate remedy at law, such that the Company shall be permitted to obtain an injunction to enforce these provisions, as well as recovering any other relief available in law or in equity. Thus, in addition to the Company's right to arbitrate disputes hereunder, the Company shall be entitled to obtain emergency equitable relief, including a temporary restraining order and/or preliminary injunction, in aid of arbitration, from any state or federal court of competent jurisdiction, without first posting a bond or other security, to restrain any such breach or threatened breach. Such relief shall be in addition to any and all other remedies available to the Company against Employee for such breaches or threatened breaches. Upon the issuance (or denial) of an injunction, the underlying merits of any dispute will be resolved in accordance with the arbitration provisions of Section 30(b) of this Agreement. The Participant irrevocably consents to the jurisdiction of the United States District Court for the Southern District of Texas or a state district court of competent jurisdiction in Harris County, Texas, in connection with any action for injunctive relief under this Section 30(c).

31.          Employee Acknowledgment. Employee acknowledges that (a) he is knowledgeable and sophisticated as to business matters, including the subject matter of this Agreement, (b) he has read this Agreement and understands its terms and conditions, (c) he has had ample opportunity to discuss this Agreement with his legal counsel prior to execution, and (d) no strict rules of construction shall apply for or against the drafter or any other Party. Employee represents that he is free to enter into this Agreement including, without limitation, that he is not subject to any restrictive covenant that would conflict with his duties and covenants under this Agreement.

32.          Survival of Certain Provisions. Wherever appropriate to the intention of the Parties, the respective rights and obligations of the Parties hereunder shall survive any termination or expiration of this Agreement. For the avoidance of doubt, surviving provisions include Sections 7 through 17 herein.

33.          Entire Agreement and Amendment. This Agreement constitutes the final and complete expression of agreement among the Parties with respect to the subject matter hereof, and fully supersedes any and all prior agreements, understanding or representations between the Company (or any current or former Affiliate) and Employee pertaining to or concerning the subject matter of this Agreement (including, for the avoidance of doubt, that certain Offer Letter, dated as of October 5, 2018, by and between the Company and Employee, but excluding the RSU Agreement). No oral statements or prior written material not specifically incorporated in this Agreement shall be of any force and effect, and no changes in or additions to this Agreement shall be recognized, unless incorporated in this Agreement by written amendment executed by both Parties, such amendment to become effective on the date stipulated in it. Employee acknowledges and represents that he did not rely, and has not relied, on any communications, promises, statements, inducements, or representations, oral or written, by the Company or any of its Affiliates in connection with this Agreement. Employee confirms that he has relied solely and exclusively on Employee's own judgment in entering into this Agreement, and he expressly disclaims that he is owed any duty, including the duty of good faith and fair dealing, which is not expressly set forth in this Agreement.

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34.          Interpretive Matters. In the interpretation of the Agreement, except where the context clearly otherwise requires:

(a)          "including" or "include" does not denote or imply any limitation;

(b)          "or" has the inclusive meaning "and/or";

(c)          the singular includes the plural, and vice versa, and each gender includes each of the others;

(d)          captions or headings are for reference purposes only, and they are not to be considered in interpreting the Agreement;

(e)          "Section" refers to a Section of the Agreement, unless otherwise stated in the Agreement;

(f)          "month" refers to a calendar month; and

(g)          a reference to any statute, rule, or regulation includes any amendment thereto or any statute, rule, or regulation enacted or promulgated in replacement thereof, as well as any regulation or other authority issued by the appropriate governmental entity under, or with respect to, a statute.

35.          Counterparts. This Agreement may be executed by the Parties in multiple counterparts, whether or not all signatories appear on these counterparts (including via electronic signatures and exchange of PDF documents via email), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature page follows.]

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IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the Effective Date above first written above.

EMPLOYEE

/s/ Ryan Stash
Name: Ryan Stash

Address for Notices:

Harvest Oil & Gas Corp.

1001 Fannin, Suite 450

Houston, TX 77002

HARVEST OIL & GAS CORP.

/s/ Michael E. Mercer
Name:	Michael E. Mercer
Title:	President and CEO

Address for Notices:

Harvest Oil & Gas Corp.

1001 Fannin, Suite 450

Houston, TX 77002

[Exhibits A follows.]

[Signature page to Employment Agreement]

EXHIBIT A
TO
EMPLOYMENT AGREEMENT
CONFIDENTIAL RELEASE AGREEMENT

In consideration of the Severance Payment and other consideration described in the Employment Agreement dated as of October 26, 2018 (the "Employment Agreement"), and as it may be amended thereafter, by and between Harvest Oil & Gas Corp. (the "Company") and Ryan Stash (the "Employee"), this Release Agreement (this "Agreement") is made and entered into by the Company and Employee. The Company and Employee may be individually referred to herein as "Party" and collectively as the "Parties."

By signing this Agreement, Employee and the Company hereby agree as follows:

1.	Purpose. Terms used in this Agreement with initial capital letters that are not defined herein are defined in the Employment Agreement between the Parties. The purpose of this Agreement is to provide for the orderly termination of the employment relationship between the Parties, and to voluntarily resolve any actual or potential disputes or claims that Employee has or might have, as of the date of Employee's execution of this Agreement, against the Company and all of its owners, parents, predecessors, successors, divisions, subsidiaries and Affiliates, and its and their present and former agents, employees, managers, officers, directors, attorneys, owners, plan fiduciaries, assigns, representatives, Employees, consultants, and all other Persons acting by, through, or in concert with any of them (individually and collectively, the "Released Parties"). Neither the fact that this Agreement has been proposed or executed, nor the terms of this Agreement, are intended to suggest, or should be construed as suggesting, that the Released Parties have acted unlawfully or violated any federal, state or local law or regulation, or any other duty, policy or contract.

2.	Termination of Employment. Effective ___________ (the "Termination Date"), Employee's employment with the Company and all of its Affiliates has terminated.

3.	Termination Benefits. In consideration for Employee's execution of, and required performance under, this Agreement, the Company shall provide Employee with the Severance Payment. Employee confirms and agrees that he would not otherwise have received, or been entitled to receive, the Severance Payment or benefits other than those that are required to be provided under the Employee Retirement Income Security Act of 1974, as amended ("ERISA") or such other laws that cannot be waived. All payments hereunder shall be net of withholding for applicable federal, state and local taxes to the extent required by law.

4.	Waiver of Additional Compensation or Benefits. The Severance Payment to be paid to Employee constitute the entire amount of compensation and consideration due to Employee under this Agreement, and Employee acknowledges that he has no right to seek, and will not seek, any additional or different compensation or consideration for executing or performing under this Agreement.

5.	Neutral Employment Reference. The Company shall provide a neutral employment reference to any potential employers that consider the employment of Employee or seek information concerning the reasons for the departure of Employee. The Company will provide to any such potential employers the identity of the positions held by Employee and the dates of Employee's employment with the Company.

6.	Tax Consequences. The Company has made no representations to Employee regarding the tax consequences of any benefits received, or to be received, by Employee under the Employment Agreement.

7.	Certain Continuing Obligations. Employee acknowledges and agrees that the post-termination restrictive covenants and obligations that apply to Employee as set forth in the Employment Agreement shall survive termination of the employment relationship and the execution of this Agreement, and Employee shall continue to fully honor his post-employment obligations.

8.	Employee Representations. Employee expressly agrees to and acknowledges, confirms and represents to the following, and intends for the Company to rely upon the following in entering this Agreement:

(a)          The term "Released Parties" means the Company and all of its Affiliates, and its and their present and former employees, managers, officers, directors, owners, partners, agents, attorneys, owners, plan fiduciaries, representatives, and successors and assigns, all other Persons acting by, through or in concert with any of them (collectively, the "Released Parties").

(b)          Employee has not filed any complaints, charges, claims or actions against the Company or any of the other Released Parties with any court, agency, or commission regarding any of the matters related to this Agreement or to his employment or separation from service with the Company. By executing this Agreement, Employee is not waiving or releasing the right to file a charge with, or participate in an investigation by, the Equal Employment Opportunity Commission ("EEOC") or any other federal or state agency. Employee is, however, waiving the right to receive or obtain any monetary recovery from the Company or any of the other Released Parties in connection with (i) a charge filed with the EEOC, whether such charge is filed by Employee or any other Person, or (ii) any lawsuit or arbitration brought by any other Person, in each case except as prohibited by law.

(c)          Employee, by entering into this Agreement, is releasing the Released Parties from any and all claims that Employee may have against them under federal, state, or local laws, which have arisen on or before the Release Effective Date (as defined on the signature page of this Agreement), except as otherwise provided in Section 9 below.

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(d)          Employee, by entering into this Agreement, is waiving all claims that Employee may have against the Released Parties under the federal Age Discrimination in Employment Act of 1967, as amended (i.e., 29 USC § 621 et seq.), which have arisen on or before the Release Effective Date.

(e)          Employee has reviewed all aspects of this Agreement, and has carefully read and fully understands this Agreement.

(f)          Employee has been hereby advised to consult with an attorney of his choice before signing this Agreement.

(g)          Employee is knowingly and voluntarily entering into this Agreement, and has relied solely and completely upon his own judgment and, if applicable, the advice of his attorney before entering into this Agreement.

(h)          Employee is not relying upon any representations, promises, predictions, projections, or statements made by or on behalf of the Company or any of the other Released Parties, other than those that are specifically stated in this Agreement.

(i)          Employee represents and acknowledges that in executing this Release, he does not rely, and has not relied, on any prior oral or written communications, promises, agreements, statements, inducements, understandings, or representations by the Company or any of the Released Parties, except as expressly contained in this Agreement. Further, Employee expressly disclaims any reliance on any prior oral or written communications, promises, agreements, statements, inducements, understandings, or representations in entering into this Agreement and, therefore, Employee understands and agrees that he is precluded from bringing any fraud or similar claim against the Company or any of the other Released Parties associated with any such communications, promises, agreements, statements, inducements, understandings, or representations, and he is hereby entering into this Agreement based on his own independent judgment.

(j)          Employee acknowledges that this Agreement shall be binding on Employee, and on his spouse, heirs, administrators, representatives, executors, beneficiaries, successors and assigns.

(k)          Employee agrees that this Agreement shall, in all cases, be construed as a whole, according to its fair meaning, and not strictly for or against, either of the Parties.

(l)          Employee does not waive any right or claim that initially arose for the first time after the Release Effective Date.

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(n)          Employee will receive payment of consideration under this Agreement that is beyond what Employee was entitled to receive before entering into this Agreement.

(o)          Employee understands and agrees that this Agreement shall not in any way be construed as an admission by the Released Parties of any unlawful or wrongful acts whatsoever against Employee or any other Person; and the Released Parties specifically disclaim any liability to, or wrongful acts against, Employee or any other Person.

9.	Release. Employee, on behalf of himself and his spouse, heirs, administrators, representatives, executors, beneficiaries, successors and assigns (individually and collectively, the "Releasing Parties"), hereby fully, unconditionally and forever releases, acquits and discharges the Released Parties, jointly and severally, from and against any and all claims, demands, actions, lawsuits, grievances, liabilities, and obligations of any nature whatsoever that the Releasing Parties had, have or may ever have against the Released Parties, or that might be assigned by the Releasing Parties, whether known or unknown, fixed or contingent, as of the Release Effective Date. Employee acknowledges, understands and agrees that this Agreement specifically includes, without limitation, (a) law or equity claims; (b) contract (express or implied) or tort claims; (c) claims arising under any federal, state or local laws of any jurisdiction that prohibit age, sex, race, national origin, color, disability, religion, veteran, military status, sexual orientation or any other form of discrimination, harassment, hostile work environment or retaliation (including, without limitation, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the Americans with Disabilities Act of 1990, the Americans with Disabilities Act Amendments Act of 2008, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Civil Rights Acts of 1866 and/or 1871, 42 U.S.C. Section 1981, the Rehabilitation Act, the Family and Medical Leave Act, the Sarbanes-Oxley Act, the Employee Polygraph Protection Act, the Worker Adjustment and Retraining Notification Act, the Equal Pay Act of 1963, the Lilly Ledbetter Fair Pay Act, the Uniformed Services Employment and Reemployment Rights Act of 1994, the Genetic Information and Nondiscrimination Act of 2008, the Texas Commission on Human Rights Act, the Texas Labor Code, Section 1558 of the Patient Protection and Affordable Care Act of 2010, the Consolidated Omnibus Budget Reconciliation Act of 1985, and any other federal, state or local laws of any jurisdiction); (d) claims under any other federal, state, local, municipal or common law whistleblower protection, discrimination, wrongful discharge, anti-harassment or anti-retaliation statute or ordinance; (e) claims arising under ERISA; or (f) any other statutory or common law claims related to Employee's employment or separation from employment with the Company or its Affiliate. Employee further represents that, as of the Release Effective Date, he has not been the victim of any illegal or wrongful acts by any of the Released Parties, including, without limitation, discrimination, retaliation, harassment or any other wrongful act based on sex, age, race, religion, or any other legally protected characteristic.

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The release contained in this Section 9 does not include the following: (a) a claim for which the facts giving rise to such claim first occurred after the Release Effective Date; (b) any eligibility to receive continuation of health care coverage to the extent required under COBRA; (c) any vested benefit under any employee benefit plan to the extent required by ERISA and the terms of the plan; (d) any claim for worker's compensation benefits that is currently pending as of the Release Effective Date; (e) any right of Employee to be indemnified by D&O, or the Company or an Affiliate in his capacity as a director, officer or employee of the Company or any Affiliate during his employment period through the Termination Date, or as an insured under any applicable liability policy; (f) any claim challenging the validity of this release under the Older Workers Benefit Protection Act; (g) any claim that cannot be waived or released as a matter of law; or (h) any claim or breach of the surviving provisions pursuant to Section 32 of the Employment Agreement by the Company.

10.	Time to Consider Offer of Termination Benefits. Employee shall have, and by signing this Agreement Employee acknowledges and represents that he has been given, a time period of at least [insert twenty-one (21) or forty-five (45) as appropriate] days to consider whether to elect to sign this Agreement, and to thereby waive and release the rights and claims addressed in this Agreement. Although Employee may sign this Agreement prior to the end of the applicable time period (as specified above), Employee may not sign this Agreement on or before the Termination Date. In addition, if Employee signs this Agreement prior to the end of the applicable time period, Employee shall be deemed, by doing so, to have certified and agreed that the decision to make such election prior to the expiration of the applicable time period is knowing and voluntary and was not induced by the Company through: (a) fraud, misrepresentation, or a threat to withdraw or alter the offer prior to the end of the applicable time period; or (b) an offer to provide different terms or benefits in exchange for signing the Agreement prior to the expiration of applicable time period.

11.	Seven Day Revocation Period. Employee may revoke this Agreement at any time within seven (7) days after he signs it. To revoke the Agreement, Employee must deliver written Notice of such revocation to the attention of the Chief Executive Officer, or other person with known authority to receive the revocation, within seven (7) days after the date that he signs this Agreement. Employee further understands that if he does not revoke the Agreement within seven (7) days following its execution (excluding the date of execution), it will become effective, binding, and enforceable as of the Release Effective Date.

12.	Agreement Not to Sue. Except as otherwise provided in Section 8, Section 9, this Agreement or as otherwise required by law, Employee agrees that he will not commence, maintain, initiate, or prosecute, or cause, encourage, assist, volunteer, advise or cooperate with any other Person to commence, maintain, initiate or prosecute, any action, lawsuit, proceeding, charge, petition, complaint or claim before any court, agency or tribunal against the Company or any other Released Party arising from, concerned with, or otherwise relating to, in whole or in part, Employee's employment or separation from employment with the Company or an Affiliate, or any of the other matters discharged and released in this Agreement. Employee further understands and agrees that if he, or someone acting on his behalf, should file, or cause to be filed, any such claim, charge, complaint, or action against the Company and/or any other Released Party, Employee expressly waives any and all rights to recover any damages or other relief from the Company and/or other Released Party including, without limitation, costs and attorneys' fees. Employee further represents and warrants that he has not filed or lodged, and has no outstanding claims, including, without limitation, any lawsuits, charges of discrimination, or administrative proceedings, against the Company or any of the Released Parties regarding matters that have been released pursuant to this Agreement.

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13.	Participation in Investigations. Notwithstanding any other provision of the Agreement to the contrary, the Agreement is not intended to interfere or prevent Employee from filing a charge or claim with any governmental agency charged with investigating employment claims, including, but not limited to, the EEOC, or, from participating in, cooperating with, or providing truthful evidence in connection with an investigation being conducted by a governmental agency responsible for investigating employment claims; provided, however, Employee hereby agrees that such filing or participation does not give Employee the right to recover any damages or equitable relief (including, but not limited to, reinstatement, back pay, front pay, damages, and attorneys' fees) against the Company or any of the other Released Parties based on his release of claims in this Agreement. By executing this Agreement, Employee also hereby waives the right to recover monetary damages in any proceeding he may bring before the EEOC or any state or local human rights commission or in any proceeding brought by the EEOC or any state or local human rights commission (or any other agency) on Employee's behalf.

14.	Cooperation. After Employee's termination of employment, he agrees to cooperate with the Company on the terms and conditions as set out in Section 27 of the Employment Agreement and subject to Section 9(b) of the Employment Agreement.

15.	Severability. Should any provision of this Agreement be declared or be determined by any court of competent jurisdiction to be illegal, invalid or unenforceable, all remaining provisions of this Agreement shall otherwise remain in full force and effect and be construed as if such illegal, invalid, or unenforceable provision has not been included herein.

16.	Relief. It is further understood and agreed that if a violation of any term of this Agreement is asserted, the Party who asserts such violation shall have the right to seek specific performance of that term and/or any other necessary and proper relief, without bond or other security, as permitted by law or equity, including but not limited to, damages from any court of competent jurisdiction, and the prevailing Party shall be entitled to recover its reasonable costs and attorney's fees. Nothing in this Agreement will be construed to prevent Employee from challenging the validity of this Agreement under the Age Discrimination in Employment Act or Older Workers' Benefit Protection Act. Employee further understands and agrees that if he, or someone acting on his behalf, files, or causes to be filed, any such claim, charge, complaint, or action against the Company, any Affiliate, or other Released Parties, Employee expressly fully waives and relinquishes any right to recover any damages or other relief, whatsoever, from the Company, its Affiliates, and/or other Persons, including costs and attorneys' fees.

17.	Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Parties, and their respective heirs, executors, beneficiaries, personal representatives, successors and permitted assigns hereunder, but otherwise this Agreement shall not be for the benefit of any third parties.

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18.	Entire Agreement. This Agreement sets forth the entire agreement of the Parties and fully supersedes and replaces any and all prior agreements, promises, representations, or understandings, written or oral, between the Company (and any other Released Party) and Employee that relates to the subject matter of this Agreement. This Agreement may be amended or modified only by a written instrument identified as an amendment hereto that is executed by both Parties. Employee acknowledges that in executing this Agreement, Employee does not rely, and has not relied, upon any oral or written representation, promise or inducement by the Company and/or any of the other Released Parties, except as expressly contained in this Agreement.

19.	Choice of Law and Dispute Resolution. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF TEXAS, EXCEPT TO THE EXTENT PREEMPTED BY CONTROLLING FEDERAL LAW, BUT WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS THAT MIGHT DIRECT THE APPLICATION OF THE LAW OF ANOTHER JURISDICTION. Any disputes with respect to this Agreement or otherwise arising between the Parties shall be governed by Section 30(b) and Section 30(c) of the Employment Agreement.

20.	Waiver. A Party's waiver of any breach or violation of any provision of this Agreement shall not operate as, or be construed to be, a waiver of any later breach of the same or any other provision hereof by such Party.

21.	Assignment. The Agreement may be assigned by the Company to its successor in interest, in which case the rights and obligations of the Company under the Agreement shall inure to the benefit of and shall be binding upon its successor in interest which shall then be the "Company" Party as referenced herein. Except as provided in the Agreement, Employee may not assign the Agreement, or any of his rights or obligations under the Agreement, without the written consent of the Company. Any attempted assignment by Employee in violation of the Agreement shall be null and void.

22.	Amendment. The Agreement may be amended or modified only by a written instrument identified as an amendment hereto that is executed by both Parties.

23.	Survival of Certain Provisions. Wherever appropriate to the intention of the Parties, the respective rights and obligations of the Parties hereunder shall survive any termination or expiration of this Agreement.

[Intentionally blank]

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PLEASE READ CAREFULLY BEFORE SIGNING

•	Employee acknowledges that he has carefully read and understands the terms of this Agreement and his obligations hereunder.

•	Employee acknowledges that he has been advised to review this Agreement with an attorney of his choosing.

•	Employee acknowledges that he has been given at least [insert twenty-one (21) or forty-five (45) as appropriate] days to consider whether to sign this Agreement. Employee acknowledges that if he signs this Agreement before the end of such period, it will be his personal and voluntary decision to do so.

•	Employee understands that this Agreement will not become effective or enforceable until after the 7-day revocation period has expired. The Company will have no obligations to Employee under this Agreement or the Employment Agreement if Employee revokes the Agreement during such 7-day period.

•	This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall be deemed one and the same instrument.

I ACKNOWLEDGE THAT (1) I HAVE CAREFULLY READ THE FOREGOING AGREEMENT, (2) I UNDERSTAND ALL OF ITS TERMS AND CONDITIONS, (3) I AM RELEASING CLAIMS, AND (4) I AM VOLUNTARILY ENTERING INTO THIS AGREEMENT.

[Signature page follows.]

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Please review this document carefully as it includes a release of claims.

IN WITNESS WHEREOF, Employee has entered into this Agreement, and the Company has caused this Agreement to be executed in its name and on its behalf by its duly authorized officer, to be effective as of the date this Agreement is executed by Employee as set forth beneath Employee's signature below (the "Release Effective Date").

This document was presented to Employee on                         , 20                   .

COMPANY	Address for Notice:

By:

Printed Name:

Title:

Date:

Note: Employee may not sign this Agreement on or before his Termination Date.

EMPLOYEE	WITNESS

Employee's Signature	Witness' Signature

Printed Name:	Printed Name:

Date:	Title:

Date:

Address for Notice:

[Signature page to Confidential Release Agreement]